Exhibit 99.1

         Secured Digital Applications 6-Month Revenue Forecast up 30 %;
                    New Digital Display Products Introduced


    SADDLE BROOK, N.J.--(BUSINESS WIRE)--Aug. 2, 2006--Secured Digital Applications, Inc. (OTCBB:SDGL) forecast that its revenues for the first six months of 2006 will reach $18.3 million, an increase of 30 percent over the first half of 2005.
    Speaking at the annual shareholders meeting at the company's US headquarters, Chairman Patrick Lim said that the company's sales have doubled over the last two years and reported that management believes SDA remains on course to meet its revenue target of $39 to $41 million for the full year.
    SDA is a global media production company that develops content for use in television, the Internet and for fixed digital displays.
    Lim also told shareholders that SDA's recently announced agreement with Kioskmedia, which has designed and installed free-standing displays in eight countries in Asia and Europe, represented an important new initiative. SDA will own 75 percent of the new venture.
    In remarks to shareholders after the meeting Lim explained that Kioskmedia's transactional and information kiosks and its commercial application of interactive through-glass display technology will provide an important venue for SDA's media content.
    "Through-glass interactive displays are the next generation of fixed display advertising," Lim said. "It enables advertisers to make a real impact with sweeping visual imagery and 'Minority Report' touch interactivity."
    "Importantly for us, through-glass displays are very rich in visual content and we believe that our entry into this business provides a new and exciting market for our media production services," Lim explained. "We are optimistic that this technology will be widely introduced in Asia and the United States and we want SDA to be an important part of that market."

    About Secured Digital Applications, Inc

    Secured Digital Applications, Inc. is a global media production company providing content for television, the Internet and free-standing digital displays, and also designs and installs on-site multi-media presentations. SDA also develops and implements solutions for biometric security systems and business process applications, and sells consumer media products through a chain of stores in Malaysia.

    Safe Harbor Statement:

    Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.



    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-843-0222